EXHIBIT 99.1

News Release:	February 17, 2011
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces

2010 Unaudited Preliminary Financial Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the year ended December 31, 2010, reporting net income of $20.5 million, compared to a net loss of $161.6 million in 2009. The Seattle Bank attributes the increase in its net income primarily to significantly lower additional credit-related charges on its private-label mortgage-backed securities (MBS) classified as other-than-temporarily impaired. The bank recorded $106.2 million of additional credit losses on its private-label MBS for the year ended December 31, 2010, compared to $311.2 million of credit losses for 2009. The additional losses were due to revised assumptions regarding economic trends and their adverse effects on the mortgages underlying these securities.
Net interest income totaled $176.1 million for the year ended December 31, 2010, compared to $214.6 million in 2009. While favorably impacted by lower funding costs, net interest income was adversely affected by lower advance volumes, a declining balance of mortgage loans held for portfolio, and lower returns on short-term and variable interest-rate investments due to the prevailing low-interest-rate environment. Net interest income was also negatively impacted by $17.1 million of premium amortization on certain of the bank's hedged available-for-sale securities, which was essentially offset by $16.9 million of net gains recorded in other income (loss) on the derivatives hedging these assets.
As of December 31, 2010, the Seattle Bank held $1.2 billion of total capital, compared to $993.7 million as of December 31, 2009. The increase in total capital was primarily due to a $241.9 million improvement in the bank's accumulated other comprehensive loss and to its 2010 net income of $20.5 million. The bank's accumulated other comprehensive loss, which primarily includes non-credit-related other-than-temporary impairment charges, improved to $666.9 million as of December 31, 2010, from $908.8 million as of December 31, 2009, primarily due to increases in the fair values of available-for-sale securities classified as other-than-temporarily impaired. The Seattle Bank's retained earnings increased to $73.4 million as of December 31, 2010, from $52.9 million as of December 31, 2009.
As a result of its 2010 net income, the Seattle Bank will contribute $2.3 million to its 2011 Affordable Housing Program to support the acquisition, development, or rehabilitation of affordable rental and owner-occupied housing for low- and moderate-income households.
Other Financial Highlights
•    Total assets declined to $47.2 billion as of December 31, 2010, from $51.1 billion as of December 31, 2009; average total assets declined to $51.3 billion for the year ended December 31, 2010, from $54.0 billion for 2009.

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Advances outstanding declined to $13.4 billion as of December 31, 2010, from $22.3 billion as of December 31, 2009, primarily due to repayment of maturing advances, advance prepayments, and significantly lower advance demand across the Seattle Bank's membership.

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The Seattle Bank held $2.9 billion of regulatory capital as of December 31, 2010, compared to $2.8 billion as of December 31, 2009. As of December 31, 2010, the Seattle Bank held a risk-based capital surplus of $731.1 million.

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As of December 31, 2010, the Seattle Bank had a total regulatory capital-to-assets ratio of 6.08 percent and a regulatory leverage ratio of 8.96 percent, compared to 5.58 percent and 8.21 percent as of December 31, 2009.

Consent Arrangement Update
In October 2010, the Seattle Bank entered into a Stipulation and Consent to the Issuance of a Consent Order with the Federal Housing Finance Agency (Finance Agency) relating to the Consent Order, dated and effective October 25, 2010, issued by the Finance Agency to the Seattle Bank (collectively, with related understandings with the Finance Agency, the Consent Arrangement). The Consent Arrangement sets forth requirements for capital management, asset composition, and other operational and risk management improvements.
Since entering into the Consent Arrangement, the Seattle Bank has worked diligently to address the requirements of such arrangement, coordinating with the Finance Agency so that actions initiated or completed thus far are aligned with the regulator's expectations. We will provide a more detailed discussion of our actions with regard to the Consent Arrangement in our 2010 Form 10-K, which we will file with the Securities and Exchange Commission (SEC) by March 31, 2011.
The Finance Agency will continue to classify the Seattle Bank as "undercapitalized" at least through the filing of the bank's second quarter 2011 Form 10-Q with the SEC, unless the Finance Agency takes additional action.

Unaudited Selected Financial Data ($ thousands)

Selected Statement of Condition Data:	As of December 31, 2010	As of December 31, 2009
Investments (1)	$30,499,036	$23,816,776
Advances	13,355,442	22,257,026
Mortgage loans held for portfolio, net	3,208,954	4,106,195
Total assets	47,207,970	51,094,483
Consolidated obligations, net	44,075,522	48,263,871
Total capital stock	1,776,149	1,849,667
Retained earnings	73,396	52,897
Total accumulated other comprehensive loss	(666,906)	(908,816)
Total capital (2)	1,182,639	993,748

	For the Years Ended December 31,
Selected Statement of Income Data:	2010	2009	2008
Net interest income (3)	$176,051	$214,594	$178,589
Net other-than-temporary impairment credit loss	(106,197)	(311,182)	(304,243)
Other non-interest income (loss) (4)	20,176	(11,999)	(14,299)
Total other expense	62,129	53,022	59,411
Total assessments	7,402	33	—
Net income (loss)	20,499	(161,642)	(199,364)

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)
Excludes capital stock classified as mandatorily redeemable capital stock, which totaled $1.0 billion and $946.5 million as of December 31, 2010 and December 31, 2009. Mandatorily redeemable capital stock is included in regulatory capital.

(3)	Includes provisions of $1.2 million, $0.6 million, and $0 for credit losses on mortgage loans held for portfolio for the years ended December 31, 2010, 2009, and 2008.
(4)
Includes gain (loss) on derivatives and hedging activities, loss on early extinguishments of consolidated obligations, service fees, gain (loss) on sales of securities, and other non-interest income (loss).

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 360 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing.
The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income for affordable housing and together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements, including preliminary financial highlights as of and for the year ended December 31, 2010, for which the Seattle Bank's external auditor has not completed its audit. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, demand for advances, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K filed with the SEC and subsequent 10-Q filings. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.